Exhibit 99.1
TESORO LOGISTICS LP REPORTS FIRST QUARTER 2016 RESULTS

•	Net earnings of $92 million, or $0.64 per diluted common limited partner unit

•	Growth in crude oil gathering volumes drove adjusted EBITDA up 4% to $174 million

•	Distributable cash flow up 27% to $142 million

•	Raised quarterly distribution 17% from prior year to $0.81 per limited partner unit

•	Revised full year 2016 net capital expenditures expectation to $275 million

•	Expect the opportunity to acquire assets from Tesoro in 2016, which could add $70 million to $100 million in annual EBITDA

SAN ANTONIO - May 4, 2016 - Tesoro Logistics LP (NYSE:TLLP) today reported first quarter 2016 net earnings of $92 million, or $0.64 per diluted common limited partner unit compared to net earnings of $70 million, or $0.63 per diluted common limited partner unit in the first quarter 2015. Adjusted EBITDA for the first quarter was $174 million, up $6 million or 4% from the first quarter 2015.

	Three Months Ended March 31,
	2016	2015
($ in millions)		(Includes Predecessor)
Operating Income
Gathering	$40	$34
Processing	29	24
Terminalling and Transportation	69	58
Total Segment Operating Income	$138	$116
Net Earnings	$92	$70

Adjusted EBITDA (a)
Gathering	$59	$56
Processing	40	46
Terminalling and Transportation	87	78
Total Segment Adjusted EBITDA (a)	$186	$180

EBITDA (a)	$180	$155
Adjusted EBITDA (a)	$174	$168
Distributable Cash Flow (a)	$142	$112
Pro Forma Distributable Cash Flow (a) (b)	$142	$129

Total Distributions to be Paid	$108	$70
Pro Forma Distribution Coverage Ratio (b) (c)	1.31x	1.84x

Tesoro Logistics LP |1

(a)
For more information on EBITDA, Adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(b)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(c)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. For the three months ended March 31, 2016 and 2015, the Distribution Coverage Ratio was 1.31x and 1.60x respectively. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

Beginning with first quarter 2016, net earnings, adjusted EBITDA and natural gas gathering volumes reflect a change in the accounting treatment for the Rendezvous Gas Services (RGS) joint venture as described in the Equity Method Investment in RGS table. First quarter 2016 adjusted EBITDA no longer includes approximately $5 million of earnings related to RGS. However, there is no change to Distributable Cash Flow as the cash flow from RGS is unchanged.

“TLLP delivered record adjusted EBITDA and its 20th consecutive quarter of distribution growth driven by strong operational performance in what continues to be a challenging commodity price environment,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “During the quarter, we saw demand growth for U.S. West Coast refined products which supports our Terminalling and Transportation business. We continue to monitor the slowing pace of drilling in the Rockies and Bakken basins, but expect our crude oil and natural gas businesses to remain stable during 2016. TLLP remains on target to deliver on its EBITDA and distribution growth commitments for 2016 while maintaining significant financial flexibility. We continue to target 17% annual distribution growth in 2016 while maintaining annual distribution coverage of at least 1.1 times and bringing our debt-to-EBITDA ratio to four times or less.”

Distributable cash flow for the first quarter was $142 million, up $30 million or 27% from the first quarter 2015. On April 20, 2016, the Company announced its quarterly cash distribution of $0.81 per limited partner unit or $3.24 on an annualized basis. The declared distribution represents a 17% increase over the first quarter 2015 distribution of $0.695 per limited partner unit paid in May 2015. This also represents the 20th consecutive quarterly increase of approximately 4% or more. The distribution coverage ratio was 1.31 times for the quarter.

FIRST QUARTER 2016 FINANCIAL AND OPERATIONAL SEGMENT RESULTS
Gathering
The Gathering segment generated $91 million of revenue in the first quarter, an increase of $14 million from the first quarter of 2015. The increase reflects a 38% year-over-year growth in crude oil gathering volumes and a 3% year-over-year growth in natural gas gathering volumes, adjusted for the impact of the RGS deconsolidation. Adjusted EBITDA totaled $59 million in the first quarter, an increase of $3 million from the first quarter 2015.

Processing
The Processing segment generated $71 million of revenue in the first quarter, up $4 million from $67 million in the first quarter 2015. EBITDA for the Processing segment totaled $40 million in the first quarter, an increase of $5 million from the first quarter 2015, primarily reflecting a 17% increase in natural gas liquids processing throughput. Adjusted EBITDA was $40 million in the first quarter, a decrease of $6 million from the first quarter 2015 which included a benefit of $11 million for the billing of historical deficiency payments.

Tesoro Logistics LP |2

Terminalling and Transportation
The Terminalling and Transportation segment generated $138 million of revenue in the first quarter, up 16% from $119 million in the first quarter 2015. Adjusted EBITDA for the segment totaled $87 million in the first quarter, up $9 million from the first quarter 2015. The year-over-year increase in revenue and adjusted EBITDA can be primarily attributed to the acquisition of the Los Angeles Storage and Pipeline Assets in the fourth quarter 2015, partially offset by lower year-over-year terminal and pipeline throughput volumes due to refinery downtime.

Capital Expenditures
Gross capital expenditures for the first quarter totaled $41 million, reflecting $32 million of growth capital, and $9 million of maintenance capital. Of this total, approximately $1 million of growth capital and approximately $3 million of maintenance capital were reimbursed.

STRATEGIC UPDATE
“We remain committed to achieving our $1 billion EBITDA target by 2017 through organic growth, strategic acquisitions and drop downs from Tesoro. Due to delays and deferrals of several gathering projects in both the Rockies and Bakken regions attributed to low commodity prices and the timing of spending related to the Los Angeles Refinery Interconnect Pipeline project, we are reducing our 2016 capital expectations. With the strong inventory of potential Tesoro assets available for acquisition, we have the flexibility to execute on two drop downs this year which keeps us on track towards our 2017 EBITDA target,” added Goff.

The Company now forecasts total net capital expenditures of $275 million in 2016, a reduction of approximately $225 million from the Company’s original guidance of approximately $500 million. The revised guidance is comprised of approximately $210 million of growth capital and approximately $65 million of net maintenance capital. Significant projects underway include a compression project in the Uinta basin in the Rockies, projects to expand crude oil gathering throughput capacity on the High Plains Pipeline system in North Dakota and projects to increase the throughput capacity and service capabilities at several refined products terminals.

The Company continues to expect full year 2016 EBITDA of $735 million to $765 million before any drop down opportunities from Tesoro. This expectation now reflects the full year impact of the RGS deconsolidation. TLLP expects the opportunity to acquire assets offered by Tesoro Corporation (NYSE:TSO) later in the year, which could add an additional $70 million to $100 million of annual EBITDA. These assets include Tesoro’s recently closed acquisition of Great Northern Midstream.

PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL
At 11:00 a.m. CT tomorrow morning, TLLP will live broadcast its conference call with analysts regarding first quarter 2016 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expectations for our crude oil and natural gas businesses to remain stable during 2016; expectations regarding our ability to deliver on EBITDA and distribution growth

Tesoro Logistics LP |3

commitments for 2016, maintain significant financial flexibility, target 17% annual distribution growth, maintain annual distribution coverage of at least 1.1 times, and bring our debt-to-EBITDA ratio to four times or less; our ability to achieve our $1 billion EBITDA target by 2017 through organic growth, strategic acquisitions and drop downs from Tesoro; revised expectations regarding net capital expenditures, including growth capital projects and net maintenance capital; expectations for full year 2016 EBITDA; the anticipated offer of assets from Tesoro and the benefits (including EBITDA expectations) and timing for any such acquisitions;; and guidance regarding throughput volume expectations, capital expenditures and reimbursements for the second quarter of 2016. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
SECOND QUARTER 2016 GUIDANCE (Unaudited)

Throughput
Gathering
Crude oil gathering pipeline (Mbpd)	215 - 235
Crude oil gathering trucking (Mbpd)	25 - 35
Natural gas gathering (thousands of MMBtu/d)	840 - 880

Processing
NGL processing (bpd)	7,000 - 8,000
Fee-based processing (thousands of MMBtu/d)	600 - 700

Terminalling and Transportation
Terminalling (Mbpd)	950 - 1,000
Pipeline transportation (Mbpd)	825 - 875

TESORO LOGISTICS LP
2016 CAPITAL OUTLOOK (Unaudited) (In millions)

2016 Capital Expenditures Outlook
Capital Expenditures
Growth	$210
Maintenance	90
Total Capital Expenditures	$300

Capital Expenditures, net of reimbursements
Growth	$210
Maintenance	65
Total Capital Expenditures	$275

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ITEMS IMPACTING COMPARABILITY

The Partnership’s future results of operations may not be comparable to the historical results of operations of the acquired assets from Tesoro (“Predecessor”) for the reasons described below.

On November 12, 2015, the Partnership purchased crude oil and refined product storage and pipeline assets in Los Angeles, California (the "LA Storage and Handling Assets") owned by subsidiaries of Tesoro Corporation, for a total consideration of $500 million. The Partnership acquired 97 crude oil, feedstock, and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport. The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million.

We have a 78% interest in RGS, which owns and operates the infrastructure that transports gas from certain fields to several re-delivery points in southwestern Wyoming, including natural gas processing facilities that are owned by us or a third party. Prior to 2016, we consolidated RGS; however, upon performing the required reassessments in conjunction with our adoption of ASU 2015-02 as of January 1, 2016, we determined RGS represents a variable interest entity to us for which we are not the primary beneficiary resulting in the deconsolidation of RGS and the reporting of RGS as an equity method investment. We recognized an increase of $295 million to equity method investments as of January 1, 2016 as a result of the deconsolidation in addition to a cumulative effect reduction to opening equity of $2 million related to the difference in earnings under the equity method of accounting in prior periods. Refer to the table titled “Equity Method Investment in RGS - Selected Operational and Financial Data” for additional comparability discussion.

Our financial information includes the historical results of our Predecessor and the results of TLLP for all periods presented. The financial statements of our Predecessor have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessor had been operated as an unaffiliated entity.

NON-GAAP MEASURES

Our management uses a variety of financial and operating measures to analyze operating segment performance. Our management also uses additional measures that are known as “non-GAAP” financial measures in its evaluation of past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These measures are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, loss attributable to Predecessor, and depreciation and amortization expense (“EBITDA”), Adjusted EBITDA and Distributable Cash Flow.

We define adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period. We define Distributable Cash Flow as adjusted EBITDA plus or minus amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period. Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the Merger is defined as “Pro Forma Distributable Cash Flow”. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA and Distributable Cash Flow. Special items are presented in detail in our reconciliation of EBITDA to adjusted EBITDA for each period presented. EBITDA, adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

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The U.S. GAAP measures most directly comparable to EBITDA and adjusted EBITDA are net earnings and net cash from operating activities. EBITDA and adjusted EBITDA should not be considered as an alternative to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities. The U.S. GAAP measure most directly comparable to Distributable Cash Flow and Pro Forma Distributable Cash Flow is net earnings.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for analysis of revenues, operating expenses, segment operating income, or any other measure of financial performance presented in accordance with U.S. GAAP. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
Revenues
Gathering	$91	$77
Processing	71	67
Terminalling and Transportation	138	119
Total Revenues	300	263
Costs and Expenses
Operating and maintenance expenses (a)	105	90
General and administrative expenses	24	25
Depreciation and amortization expenses	44	44
Net gain on asset disposals and impairments	1	—
Total Costs and Expenses	174	159
Operating Income	126	104
Interest and financing costs, net	(44)	(37)
Equity in earnings of unconsolidated affiliates	4	3
Other income, net (b)	6	—
Net Earnings	$92	$70

Loss attributable to Predecessors	—	4
Net earnings attributable to noncontrolling interest	—	(10)
Net Earnings Attributable to Partners	92	64
General partner’s interest in net earnings, including incentive distribution rights	(32)	(14)
Limited Partners’ Interest in Net Earnings	$60	$50

Net Earnings per Limited Partner Unit:
Common - basic	$0.64	$0.63
Common - diluted	$0.64	$0.63

Weighted Average Limited Partner Units Outstanding:
Common units - basic	93.6	80.3
Common units - diluted	93.6	80.3

Cash Distributions per Unit Paid During Period (c)	$0.7800	$0.6675

(a)
Operating and maintenance expenses include net imbalance settlement gains of $1 million and $2 million for the three months ended March 31, 2016 and 2015, respectively. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $6 million for each of the three months ended March 31, 2016 and 2015.

(b)	Includes gain recognized on settlement of the Questar Gas Company litigation, which closed the dispute on the annual calculation of the natural gas gathering rate.

Tesoro Logistics LP |6

(c)	On April 20, 2016, we declared a quarterly cash distribution of $0.81 per limited partner unit for the first quarter of 2016.

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
Reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net Earnings:
Net earnings	$92	$70
Loss attributable to Predecessor	—	4
Depreciation and amortization expenses, net of Predecessor expense	44	44
Interest and financing costs, net of capitalized interest	44	37
EBITDA	180	155
Legal settlements (b)	(6)	—
Billing of deficiency payments (d)	—	13
Adjusted EBITDA	174	168
Interest and financing costs, net	(44)	(37)
Maintenance capital expenditures (e)	(10)	(10)
Other adjustments for noncontrolling interest (f)	—	(8)
Net earnings attributable to noncontrolling interest (f)	—	(10)
Reimbursement for maintenance capital expenditures (e)	4	1
Other non-cash operating activities	11	7
Distributions from unconsolidated affiliates in excess of earnings	7	1
Distributable Cash Flow	142	112
Pro forma adjustment for acquisition of noncontrolling interest (g)	—	17
Pro Forma Distributable Cash Flow	$142	$129

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$161	$148
Interest and financing costs, net	44	37
Changes in assets and liabilities	(11)	(32)
Other non-cash operating activities	(13)	(4)
Predecessor impact	—	6
Net gain on asset disposals and impairments	(1)	—
EBITDA	$180	$155

(d)
During the three months ended March 31, 2015, we invoiced customers $13 million for deficiency payments related to opening balance sheet accounts receivable for the natural gas business acquired in 2014.

(e)
Maintenance capital expenditures include tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets. Maintenance capital expenditures included in the Distributable Cash Flow calculation are presented net of Predecessor amounts.

(f)
Other adjustments for noncontrolling interest represent cash distributions less than our controlling interest in income and depreciation as well as other adjustments for depreciation and maintenance capital expenditures applicable to the noncontrolling interest. As a result of the deconsolidation of RGS as of January 1, 2016, we no longer have noncontrolling interest amounts reflected in our financial statements. Changes to the prior period presentation of results and other financial information are not required and have not been made. There was no impact to Distributable Cash Flow for the three months ended March 31, 2016 due to the revised presentation of RGS including cash flows owed to us which are available for distribution.

(g)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM into TLLP occurred on January 1, 2015.

Tesoro Logistics LP |7

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended March 31,
	2016	2015
Gathering Segment
Revenues
Gas gathering revenues	$43	$36
Crude oil gathering pipeline revenues	35	27
Crude oil gathering trucking revenues	9	14
Other revenues	4	—
Total Revenues	91	77
Costs and Expenses
Operating and maintenance expenses (h)	32	23
General and administrative expenses	3	3
Depreciation and amortization expenses	15	17
Loss on asset disposals and impairments	1	—
Total Costs and Expenses	51	43
Gathering Segment Operating Income	$40	$34
Volumes
Gas gathering throughput (thousands of MMBtu/d) (h)	903	1,020
Average gas gathering revenue per MMBtu (h) (i)	$0.53	$0.39
Crude oil gathering pipeline throughput (Mbpd)	216	156
Average crude oil gathering pipeline revenue per barrel (i) (j)	$1.78	$1.95
Crude oil gathering trucking volume (Mbpd)	29	46
Average crude oil gathering trucking revenue per barrel (i)	$3.27	$3.23

(h)
Prior to the deconsolidation of the RGS as of January 1, 2016, fees paid by us to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in our results of operations. The three months ended March 31, 2015 contain $6 million in fees paid by us to RGS for volumes attributable to our operations that were eliminated in consolidation. However, those fees are no longer eliminated as a result of the deconsolidation of RGS. Fees paid by us to RGS for the three months ended March 31, 2016 that were not eliminated were $7 million. Third party volumes associated with RGS, included in gas gathering volume for the three months ended March 31, 2015, were 146 thousand MMBtu/d and reduced our average gas gathering revenue per MMBtu by $0.05. RGS had third party gas gathering volumes of 126 thousand MMBtu/d for the three months ended March 31, 2016. These volumes are no longer included in our operational data.

(i)
Management uses average revenue per barrel, average revenue per MMBtu and average keep-whole fee per barrel of NGLs to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total volume (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total volume (barrels). Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(j)	Average crude oil gathering pipeline revenue per barrel for the three months ended March 31, 2016 excludes $4 million of reimbursements billed to Tesoro on a pass-through basis.

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	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
Processing Segment
Revenues
NGL processing revenues	$26	$20
Fee-based processing revenues	26	29
Other processing revenues	19	18
Total Revenues	71	67
Costs and Expenses
Operating and maintenance expenses	31	30
General and administrative expenses	—	2
Depreciation and amortization expenses	11	11
Total Costs and Expenses	42	43
Processing Segment Operating Income	$29	$24
Volumes
NGL processing throughput (Mbpd)	8	7
Average “keep-whole” fee per barrel of NGLs (i)	$35.08	$31.84
Fee-based processing throughput (thousands of MMBtu/d)	675	689
Average fee-based processing revenue per MMBtu (i)	$0.43	$0.46

Terminalling and Transportation Segment
Revenues
Terminalling revenues	$108	$90
Pipeline transportation revenues	30	29
Total Revenues	138	119
Costs and Expenses
Operating and maintenance expenses	42	37
General and administrative expenses	9	8
Depreciation and amortization expenses	18	16
Total Costs and Expenses	69	61
Terminalling and Transportation Segment Operating Income	$69	$58
Volumes
Terminalling throughput (Mbpd)	907	918
Average terminalling revenue per barrel (i)	$1.31	$1.10
Pipeline transportation throughput (Mbpd)	824	818
Average pipeline transportation revenue per barrel (i)	$0.40	$0.39

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TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
Reconciliation of Gathering Segment Operating Income to Adjusted EBITDA:
Gathering segment operating income	$40	$34
Depreciation and amortization expenses	15	17
Equity in earnings of unconsolidated affiliates	4	3
Other income, net	6	—
Gathering Segment EBITDA	65	54
Legal settlements (b)	(6)	—
Billing of deficiency payments (d)	—	2
Gathering Segment Adjusted EBITDA	$59	$56

	Three Months Ended March 31,
	2016	2015
Reconciliation of Processing Segment Operating Income to Adjusted EBITDA:
Processing segment operating income	$29	$24
Depreciation and amortization expenses	11	11
Processing Segment EBITDA	40	35
Billing of deficiency payments (d)	—	11
Processing Segment Adjusted EBITDA	$40	$46

	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
Reconciliation of Terminalling and Transportation Segment Operating Income to Adjusted EBITDA:
Terminalling and Transportation segment operating income	$69	$58
Loss attributable to Predecessor	—	4
Depreciation and amortization expenses, net of Predecessor expense	18	16
Terminalling and Transportation Segment EBITDA and Adjusted EBITDA	$87	$78

10 | Tesoro Logistics LP

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
Capital Expenditures (k)
Growth	$32	$57
Maintenance (e)	9	10
Total Capital Expenditures	$41	$67

	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
Capital Expenditures, net of reimbursements (k)
Growth	$31	$53
Maintenance (e)	6	9
Total Capital Expenditures	$37	$62

(k)
Total capital expenditures for the three months ended March 31, 2015 includes spending related to the Predecessor prior to each respective acquisition date. These expenditures were primarily for maintenance capital projects and totaled $1 million for the three months ended March 31, 2015.

	Three Months Ended March 31,
	2016	2015
		(Includes Predecessor)
General and Administrative Expenses
Gathering	$3	$3
Processing	—	2
Terminalling and Transportation	9	8
Unallocated	12	12
Total General and Administrative Expenses	$24	$25

	Three Months Ended March 31,
	2016	2015
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$76	$56
General partner’s distributions	2	2
General partner’s incentive distribution rights	30	12
Total Distributions to be Paid	$108	$70

Distribution Coverage Ratio (l)	1.31x	1.60x
Pro Forma Distribution Coverage Ratio (l)	1.31x	1.84x

(l)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

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TESORO LOGISTICS LP
EQUITY METHOD INVESTMENT IN RGS - SELECTED OPERATIONAL AND FINANCIAL DATA
(In millions, except MMBtu per day) (Unaudited)

Prior to 2016, RGS was consolidated in our financial statements. Upon reassessment in conjunction with the adoption of a new accounting standard, in the first quarter and going forward, RGS will be reflected as an equity investment and will not be consolidated within our results. The following information presents selected operational and financial data associated with RGS and amounts recognized in our condensed consolidated financial statements for the three months ended March 31, 2016 and 2015 associated with the financial results of RGS. The volumes presented below are that of RGS’s entire operations and its sales to us and third-party partners. The financial data below is meant to provide additional information on the components of our reported consolidated net earnings, EBITDA, Adjusted EBITDA and distributable cash flow associated with RGS.

	Three Months Ended March 31,
	2016	2015
Volumes (m)
Gas gathering volumes associated with TLLP (thousands of MMBtu/d)	574	514
Gas gathering volumes associated with partners (thousands of MMBtu/d)	126	146
Total gas gathering volumes (thousands of MMBtu/d)	700	660

Reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net Earnings:
Net earnings	$2	$3
Depreciation and amortization expenses	—	4
EBITDA and Adjusted EBITDA	2	7
Other adjustments for noncontrolling interest	—	(2)
Net earnings attributable to noncontrolling interest	—	(1)
Distributions from unconsolidated affiliates in excess of earnings	5	—
Distributable Cash Flow (n)	$7	$4

(m)
Gas gathering volumes associated with partners were included in our consolidated operations prior to the deconsolidation of RGS, effective January 1, 2016. Gas gathering volumes associated with TLLP were eliminated in consolidation.

(n)
Of the $30 million increase in our distributable cash flow from the three months ended March 31, 2016 compared to the three months ended March 31, 2015, $3 million of that increase is associated with an increase in distributions we received from RGS during the three months ended March 31, 2016 compared to the three months ended March 31, 2015.

TESORO LOGISTICS LP
BALANCE SHEET DATA (Unaudited) (In millions)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$4	$16
Debt, net of current maturities and unamortized issuance costs (o)	2,821	2,844

(o)
Total debt, net of unamortized issuance costs, includes $285 million and $305 million of borrowings outstanding under our revolving credit facility as of March 31, 2016 and December 31, 2015, respectively. In addition, total debt, net of unamortized issuance costs, includes $250 million of borrowings outstanding under our dropdown credit facility as of March 31, 2016.

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TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

Annual Expected EBITDA Contribution from Drop Downs
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$ 50 - 80
Add: Depreciation and amortization expenses	3
Add: Interest and financing costs, net	17
Annual Expected EBITDA	$ 70 - 100

2016 Expected EBITDA
Reconciliation of Projected Net Earnings to Projected EBITDA:
Projected net earnings	$ 385 - 415
Add: Depreciation and amortization expenses	175
Add: Interest and financing costs, net	175
Projected EBITDA	$ 735 - 765

2017 Annual Expected EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$650
Add: Depreciation and amortization expenses	175
Add: Interest and financing costs, net	175
Projected Annual EBITDA	$1,000

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